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PRESS RELEASE                                      FOR FURTHER   DAVID M. GADDIS
IMMEDIATE RELEASE                                  INFORMATION:  PRESIDENT & CEO
APRIL 26, 2001                                                   FVNB CORP.
                                                                 361-572-6500



          FVNB CORP. FIRST QUARTER 2001 DIVIDEND AND EARNINGS ANNOUNCEMENT

VICTORIA, TEXAS -- The Board of Directors of FVNB Corp. (NASDAQ: FVNB) has declared a regular cash dividend of $.35 per share payable on May 18, 2001 to shareholders of record as of May 4, 2001.

In addition, the Company announced that consolidated net income for the three months ended March 31, 2001 was approximately $2.22 million, or $.94 per share. This compares to consolidated net income of approximately $2.06 million, or $.87 per share, for the same period in 2000. The growth in net income of approximately $.16 million from 2000 to 2001 represents an increase of approximately 7.91%. The Company's return on average assets of 1.23% and return on average equity of 13.08% for the three months ended March 31, 2001 compare to 1.28% and 13.74%, respectively, for the same period in 2000.

As of March 31, 2001 and December 31, 2000, the Company reported total consolidated assets of approximately $750 million and $709 million, respectively. Consolidated deposits of the Company were approximately $616 million and $588 million as of March 31, 2001 and December 31, 2000, respectively.

Noted Financial Data

o Net interest income of the Company on a taxable equivalent basis was approximately $6,911,000 for the first three months of 2001 compared to $6,397,000 for the same period in 2000. This increase of approximately $514,000, or 8.04%, is due primarily to an overall increase in the volume of earning assets as well as a continued shift in the mix of earning assets from investment securities into higher yielding loans. In addition, the Company experienced higher rates on interest-bearing liabilities during the first three months of 2001 resulting in higher interest costs. These increased interest costs were more than offset by the favorable impact of increased yields on earning assets.

o Non-interest income of the Company was approximately $2,763,000 for the first three months of 2001 compared to $2,433,000 for the same period in 2000. This represents an increase of approximately $330,000, or 13.56%.
Significant components of the Company's non-interest income include trust service fees, services charges and fees on deposit accounts, and income from leasing activities. Non-interest income increased in 2001 due primarily to growth in commission fee income as well as an increase in the volume of insufficient funds charges recorded by the Company. In addition, the Company recorded an increase in trust service fees related primarily to growth in the volume of accounts services by the Trust and Investment Management department of First Victoria National Bank. First Victoria National Bank is a wholly owned subsidiary bank of the Company.

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                                  FVNB Corp.
                 CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)


o The Company reported non-interest expense of approximately $6,160,000 for the first three months of 2001 compared to $5,554,000 for the same period in 2000. This represents an increase of approximately $606,000, or 10.91%. Significant components of non-interest expense include salaries and employee benefits, net occupancy and furniture and equipment expense, professional fees, data processing expense and amortization of goodwill and intangibles. The Company experienced an increase in non-interest expense during 2001 due primarily to expenses associated with the operation of Mid-Coast Savings Bank which was acquired by First Victoria National Bank in the second quarter of 2000 including administrative expenses as well as amortization of goodwill and intangibles.

FVNB Corp. is a financial holding company whose principal operating subsidiaries are First Victoria National Bank, with locations in Victoria, Port Lavaca, Taft, Edna, and Ganado, Texas; Citizens Bank of Texas N.A., with locations in New Waverly, Huntsville, and The Woodlands, Texas; and Citizens Insurance Agency of Texas, Inc. As of March 31, 2001, total consolidated assets of the Company were approximately $750 million and consolidated equity capital was approximately $70 million.

["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities Exchange Commission.]
                  [Subsidiary Banks, Members FDIC.]